Exhibit 99.2

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
CNBX PHARMACEUTICALS INC.

ARTICLE I

FORMATION AND PURPOSE

The Board of Directors (the "Board") of CNBX Pharmaceuticals Inc. (the "Corporation") has established the Compensation Committee (the "Committee") pursuant to Section 78.125 of the Nevada Revised Statutes and Article III, Section 3.17(c) of the Corporation's Bylaws. The purposes of the Committee are to oversee the Corporation's executive compensation and employee benefit plans and practices, including its incentive-compensation and equity-based plans; to oversee the evaluation of the Corporation's senior management; to review and discuss with management the Corporation's compensation discussion and analysis ("CD&A") to be included in the Corporation's filings and reports filed with the Securities and Exchange Commission ("SEC"); and to oversee the preparation of the Compensation Committee Report as required by the rules of the SEC. For the purposes of this Charter, the term "officer" shall have the meaning set forth in Rule 16a-1 ) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ARTICLE II

COMPOSITION

The Committee shall be comprised of not less than two members of the Board. Subject to the foregoing, the exact number of members of the Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board. The qualifications of Committee membership shall be as follows:

All members of the Committee shall be: (i) “independent,” as determined by the Board, in accordance with the definition of independence in Rule 5605(a)(2) of the rules for The NASDAQ Stock Market LLC, ("NASDAQ") as such rule may be modified or supplemented, and (ii) “independent,” as determined by the Board in accordance with the definition of independence applicable to compensation committee members as such rule may be modified or supplemented.

All members of the Committee shall be: (i) "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and (iii) "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Notwithstanding the foregoing, if it is determined that a director failed to satisfy any of these standards at the time the Committee approved any action, that shall nonetheless not invalidate the action unless required by law or unless the remaining members of the Committee determine that satisfaction of such standard was necessary to achieve the fundamental purpose of the action.

ARTICLE III

MEETINGS AND PROCEDURES

The Committee shall keep regular minutes of its meetings and shall meet at least two times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairman. A majority of the members of the Committee shall constitute a quorum and actions may be approved by a majority in attendance. Meetings and actions of the Committee shall be governed by, and held and taken in accordance with, the provisions of the Corporation's Bylaws, with such changes in the context of those Bylaws as necessary to substitute the Committee, the Chairman of the Committee and its members for the Board, the Chairman of the Board and its members. Regular meetings of the Committee may be held at such time and such place as the Committee determines from time to time.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or qualification requirement to be exercised by the Committee as a whole.

The Committee may request that any directors, officers or employees of the Corporation, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee. The Committee shall make regular reports to the Board concerning its activities.

ARTICLE IV

FUNCTIONS, POWERS AND DUTIES

The Committee shall have the following functions, powers and duties:

A. Oversight of Compensation Plans, Goals and Objectives

•	To the extent not otherwise in conflict with any statutory or regulatory requirement, the Committee shall provide general oversight and advice to management on executive compensation programs as such programs apply to executives of the Corporation or executives of subsidiaries of the Corporation.

•	Review, at least annually, the goals and objectives of the Corporation's executive compensation plans, including any incentive-compensation and equity-based plans, and amend these goals and objectives if the Committee deems it appropriate.

•	Review, at least annually, the Corporation's executive compensation plans, in light of the Corporation's goals and objectives with respect to such plans, and, if the Committee deems it appropriate, recommend to the Board new plans or amendments to the existing plans that require Board approval.

•	Consider as appropriate recommendations from the Chief Executive Officer regarding the Corporation's compensation and employee benefit plans and practices, including its executive compensation, incentive-compensation and equity-based plans with respect to executive officers other than the Chief Executive Officer.

•	Assess the results of the Corporation's most recent advisory vote on executive compensation.

•	At least annually, assess whether the work of any compensation consultant has raised any conflict of interest that is required to be disclosed in the Company’s annual report or proxy statement.

•	Oversee an annual assessment of risks relating to the Corporation's compensation policies and practices to determine whether they create risks that may have a material adverse effect on the Corporation.

B. Officer Evaluation, Compensation and Succession

•	Establish and as it determines appropriate, approve all aspects of the Chief Executive Officer’s compensation, including setting annual and long-term goals for the Chief Executive Officer, annually evaluating the Chief Executive Officer’s performance against these goals, communicating the results of the evaluation with the Chief Executive Officer and using such evaluation in setting the Chief Executive Officer’s compensation. The Chief Executive Officer may not be present during voting or deliberations on his or her compensation.

•	Review and as it determines appropriate, approve the compensation of the other officers of the Corporation, including overseeing the evaluation of their performance and establishing or approving all elements of their compensation (including annual salary, bonus and other direct and indirect compensation) that are based on such evaluations.

•	With input from the Nominating and Corporate Governance Committee, guide the Board’s oversight and review of, and provide succession planning for all key positions, including the Chief Executive Officer, including providing evaluations of officers and making recommendations of potential successors to fill officer positions.

C. Plan Awards and Administration

•	To the extent applicable to officers or required under the terms of the applicable plan, review and approve awards of stock or stock options pursuant to any of the Corporation's executive compensation, incentive-compensation or equity-based plans including the forms of award agreements for such plans, and perform such duties and responsibilities as may be assigned to the Committee under the terms of the Corporation's executive compensation, incentive-compensation or equity-based plans, and other employee benefit plans.

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D. Employment and Related Agreements

•	Approve (in advance) compensation arrangements for officers and other key employees in accordance with policies adopted by the Committee from time to time.

•	Approve (in advance) any severance arrangements and change-in-control provisions, plans or agreements with officers.

E. Director Compensation

•	Review periodically and recommend to the full Board the type and amount of compensation for Board and Committee service by non-management members of the Board.

F. Compensation Disclosure

•	Review and discuss with management the Corporation's CD&A and related disclosures and as appropriate, based on that review and discussion, recommend to the Board that the CD&A be included in the Corporation's annual proxy statement or annual report on Form 10-K.

•	Oversee the preparation of the Compensation Committee Report in accordance with the rules and regulations of the SEC for inclusion in the Corporation's annual proxy statement or annual report on Form 10-K.

•	Review the description of the Committee's processes and procedures for the consideration and determination of officer and director compensation to be included in the Corporation's annual proxy statement including any disclosures relating to compensation consultants providing advice to the Committee.

•	Consider and recommend to the Board the years in which the Corporation will hold an advisory vote on executive compensation pursuant to Section 14A of the Exchange Act.

G. Outside Advisers

•	Be directly responsible for the appointment, compensation and oversight of the work of any consultants, outside legal or other advisers retained by the Committee.

H. Other Duties

Perform such other specific functions as the Board may from time to time direct and conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities.

ARTICLE V

EVALUATION

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

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The Committee shall deliver to the Board an oral report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation’s or the Board’s policies or procedures.

ARTICLE VI

RETENTION OF OUTSIDE ADVISERS

The Committee shall have the authority, in it's sole discretion to retain, or obtain the advice of such consultants, outside legal or other advisers as it deems necessary or appropriate, including any compensation to consultants. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any compensation consultant, legal counsel or other advisers retained by the Committee , and for the payment of ordinary administrative expenses that the Committee deems necessary or appropriate in carrying out its duties. The Committee shall assess the independence of any consultants, outside counsel, experts and other advisers (whether retained by the Committee or management), that provide advice to the Committee, prior to selecting or receiving advice from them, in accordance with applicable NASDAQ listing standards.

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